FOR IMMEDIATE RELEASE   Contact:   Staci Kirpach  Staci.Kirpach@FinnPartners.com    Former Chairman and CEO of HCA Healthcare Joins FB Financial Board   FirstBank strengthens its board of directors with the addition of respected healthcare veteran     NASHVILLE, Tenn. (February 5, 2024) –FirstBank today announced that Milton Johnson, former  Chairman and CEO of HCA Healthcare, has been appointed to the board of directors of the bank and FB  Financial Corporation, its holding company.  A prominent figure across the healthcare industry, Johnson had a 37‐year tenure at HCA and served in  various financial and senior management positions before retiring as Chairman of the Board in 2019.  HCA is one of the largest healthcare providers in the U.S., with 186 hospitals and approximately 2,400  sites of care in 20 states and the UK.   “Milton brings to our board of directors a wealth of knowledge and a track record of success through his  decades of leadership,” said Chris Holmes, President and CEO. “His involvement will be instrumental in  shaping the strategic direction of the bank’s growth and success.”  Throughout his professional career, Johnson has served with various organizations and boards. He is  currently the Chair of the Belmont University Board of Trustees, his alma mater, and has also served on  the board’s executive committee and academic affairs committee. Additionally, Johnson is past  chairman of the board of the Nashville Health Care Council and past chairman of the board of the  Nashville Area Chamber of Commerce.     “FirstBank is a leading community bank with a reputation of excellence in this field, and it’s my privilege  to serve on the board,” said Johnson. “I look forward to collaborating with other board members as we  navigate the financial landscape, foster growth, and maintain a strong connection to the local  community.”    Johnson’s appointment will be effective March 1, 2024.    About FirstBank      FirstBank, a wholly owned subsidiary of FB Financial Corporation (NYSE: FBK), has approximately $12.6  billion in total assets, ranking it in the top 3% of all U.S. commercial banks. Since 1906, local banking has  remained at the forefront of FirstBank’s approach to serving businesses, families, and individuals within  the communities it calls home. FirstBank is headquartered in Nashville, Tennessee, and has 81 full‐ service branches across Tennessee, South Central Kentucky, Alabama and North Georgia along with  mortgage offices throughout the Southeast.  Exhibit 99.1